Prospectus Supplement

                               Dated Oct. 3, 2005*

             RiverSource(SM) Stock Fund (Nov. 29, 2004) S-6351-99 Y

SEPARATION FROM AMERICAN EXPRESS COMPANY

On Sept. 30, 2005, Ameriprise Financial, Inc. (Ameriprise Financial) became an independent company with no affiliation to American Express Company and is now trading as a separate public company under the ticker symbol AMP. Ameriprise Financial and its subsidiaries provide a variety of services to the RiverSource Mutual Funds:

--------------------------------------------- ------------------------------- --------------------------
Company Name (Effective Aug. 1, 2005)         Former Name/Service Provider    Services
--------------------------------------------- ------------------------------- --------------------------
Ameriprise Financial, Inc.                    American Express Financial      Administrative Services
                                              Corporation
--------------------------------------------- ------------------------------- --------------------------
RiverSource Investments, LLC                  Services previously provided    Investment Management
                                              by American Express Financial   Services
                                              Corporation
--------------------------------------------- ------------------------------- --------------------------
Ameriprise Financial Services, Inc.           American Express Financial      Distribution Services
                                              Advisors Inc.
--------------------------------------------- ------------------------------- --------------------------
RiverSource Service Corporation               American Express Client         Transfer Agent Services
                                              Service Corporation
--------------------------------------------- ------------------------------- --------------------------
Ameriprise Trust Company                      American Express Trust Company  Custodian Services
--------------------------------------------- ------------------------------- --------------------------

On Oct. 1, 2005, the Fund changed its name from AXP Stock Fund to RiverSource Stock Fund.

ADDITIONAL UPDATE

At a Board of Directors meeting on January 12-13, 2005, the directors of the Fund determined that it was in the best interests of shareholders to withdraw the Fund's assets from the master portfolio structure. The steps to withdraw from the master portfolio and establish an independent portfolio of securities for the Fund are expected to be completed in late 2005 or early 2006. RiverSource Investments, LLC, the investment manager to the master portfolio, will continue to serve as investment manager to the Fund under the same terms and conditions.

S-6351-25 A (10/05)

Valid until next update.

* Destroy Nov. 29, 2005

The fees and expenses table and expense examples contained in the Fund's prospectus, which describe the fees and expenses you may pay if you buy and hold shares of the Fund, have been updated, adjusted to reflect current fees. The updated fees and expenses table and expense examples referenced below replaces those in the Fund's current prospectus.

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund. Expenses are based on the Fund's most recent fiscal year, adjusted to reflect current fees.

Shareholder Fees (fees paid directly from your investment)
                                                               Class A       Class B      Class C      Class Y

Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                            5.75%          none         none         none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)        none(b)         5%           1%          none

Annual Fund Operating Expenses(c) (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:  Class A  Class B Class C  Class Y
Management fees(d)                             0.46%    0.46%   0.46%    0.46%
Distribution (12b-1) fees                      0.25%    1.00%   1.00%    0.00%
Other expenses(e)                              0.20%    0.23%   0.23%    0.29%
Total                                          0.91%    1.69%   1.69%    0.75%

(a) This charge may be reduced depending on the value of your total investments in RiverSource funds. See "Sales Charges."

(b) For Class A purchases over $1,000,000 on which no sales charge is assessed, a 1% sales charge may apply if you sell your shares within one year after purchase.

(c) Both in this table and the following example Fund operating expenses include expenses charged by both the Fund and its Portfolio as described under "Fund Management and Compensation."

(d) Includes the impact of a performance incentive adjustment fee that decreased the management fee by 0.03% for the most recent fiscal year. The index against which the Fund's performance is measured for purposes of determining the performance incentive adjustment is the Lipper Large-Cap Core Funds Index. See "Fund Management and Compensation" for more information.

(e) Other expenses include an administrative services fee, a transfer agency fee, a custody fee and other nonadvisory expenses and, for Class Y shares, a shareholder service fee.

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Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. These examples also assume that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                               1 year      3 years      5 years     10 years
Class A(a)                      $663         $849       $1,051       $1,634
Class B                         $672(b)      $933(b)    $1,119(b)    $1,795(c)
Class C                         $272(b)      $533       $  919       $2,003
Class Y                         $ 77         $240       $  418       $  934

(a) Includes a 5.75% sales charge.

(b) Includes the applicable CDSC.

(c) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:

                               1 year      3 years      5 years     10 years
Class A(a)                      $663         $849       $1,051       $1,634
Class B                         $172         $533       $  919       $1,795(b)
Class C                         $172         $533       $  919       $2,003
Class Y                         $ 77         $240       $  418       $  934

(a) Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

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